Exhibit 10.2

FORM OF

COMMUNITY SAVINGS

SALARY CONTINUATION AGREEMENT

FOR

ALVIN B. PARMITER

THIS SALARY CONTINUATION PLAN FOR ALVIN B. PARMITER (the “Plan”) is effective as of [date], and is entered into by Community Savings (the “Bank”) and Alvin B. Parmiter (“Executive”). For purposes of this Plan, the term “the Company” shall mean Community Savings Bancorp, Inc.

WHEREAS, the purpose of the Plan is to provide additional retirement benefits to Executive, who, as a member of senior management, has contributed significantly to the success of the Bank, and whose continued services are vital to the Bank’s continued growth and success; and

WHEREAS, this Plan is intended to be an unfunded, non-qualified deferred compensation plan that complies with Sections 451 and 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder and is also intended to be a “top hat” pension plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1	“Accrued Benefit” means, as of any date, the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) to reflect the Bank’s obligation to Executive under the Plan.

1.2	“Administrator” means the Bank and/or its Board of Directors, provided, however, the Board of Directors can designate a committee of the Board of Directors (“Committee”) as the Administrator.

1.3	“Bank” means Community Savings and any successor to its business and/or assets which assumes and agrees to perform the duties and obligations under this Plan by operation of law or otherwise.

1.4	“Beneficiary” means the person or persons (and, if applicable, their heirs) designated by Executive as the beneficiary to whom the deceased Executive’s benefits are payable. The beneficiary designation shall be made on the form attached hereto as Exhibit A and filed with the Administrator. If no Beneficiary is so designated, then Executive’s Spouse, if living, will be deemed the Beneficiary. If Executive’s Spouse is not living at the time of Executive’s death or dies prior to payment to her of the Survivor’s Benefit, then the

Children of Executive will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living Children, then Executive’s estate will be deemed the Beneficiary. For this purpose, the term “Children” means Executive’s children, or the issue of any deceased Children, then living at the time payments are due the Children under this Plan. The term “Children” shall include both natural and adopted children, as well as stepchildren. Also, for this purpose, the term “Spouse” means the individual to whom Executive is legally married at the time of Executive’s death, provided, however, that the term “Spouse” shall not refer to an individual to whom Executive is legally married at the time of death if Executive and the individual have entered into a formal separation agreement (provided that the separation agreement does not provide otherwise or state that the individual is entitled to a portion of the benefits hereunder) or initiated divorce proceedings.

1.5	“Benefit Eligibility Date” shall be the date on which Executive is entitled to commencement of benefits under the Plan.

(a)	In the event benefits become payable on account of Executive’s Separation from Service on or after his Normal Retirement Age, the Benefit Eligibility Date shall be the first day of the second month following Executive’s Separation from Service, subject to Section 1.5(f) below.

(b)	In the event the Accrued Benefit becomes payable to Executive in the event of Executive’s Separation from Service prior to his Normal Retirement Age, the Benefit Eligibility Date shall be the first day of the second month following the Separation from Service, subject to Section 1.5(f) below.

(c)	In the event the Survivor’s Benefit becomes payable on account of Executive’s death, the Benefit Eligibility Date shall be the first day of the second month following Executive’s death.

(d)	In the event Executive suffers a Disability while employed by the Bank, the Benefit Eligibility Date shall be the first day of the month following the date Executive attains his Normal Retirement Age.

(e)	In the event a benefit becomes payable pursuant to Section 2.5(b) of the Plan on account of Executive’s Separation from Service (other than for Cause) coincident with or within two (2) years following a Change in Control and prior to his Normal Retirement Age, the Benefit Eligibility Date shall be the first day of the second month following Separation from Service, subject to Section 1.5(f) below.

(f)	Notwithstanding anything in this Section 1.5 to the contrary, if Executive is a Specified Employee of a publicly-traded company and the payment(s) are due to Executive’s Separation from Service (other than due to death), then the Benefit Eligibility Date shall be the first day of the seventh month following Executive’s Separation from Service (if later than the date otherwise specified as the Benefit Eligibility Date). The payments that otherwise would have been received from

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the date of Separation from Service to the Specified Employee’s Benefit Eligibility Date shall be aggregated and shall be paid on the same date as the initial payment (e.g., on the first day of the seventh month) and all remaining payments shall be made as otherwise scheduled. For purposes of Code Section 409A, the payments due hereunder shall be deemed a single payment.

1.6	“Board of Directors” shall mean the Board of Directors of the Bank.

1.7	“Cause” shall mean Executive’s (i) personal dishonesty; (ii) willful misconduct; (iii) incompetence; (iv) breach of fiduciary duty involving personal profit; (v) intentional failure to perform his stated duties; or (vi) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Bank.

1.8	“Change in Control” shall mean any of the following events: (i) a change in the ownership of the Bank of the Company; (ii) a change in the effective control of the Bank of the Company; or (iii) a change in the ownership of a substantial portion of the assets of the Bank of the Company, as described below:

(a)	A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank or the Company.

(b)	A change in the effective control of the Bank or the Company occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vi)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Company possessing 30% or more of the total voting power of the stock of the Bank or the Company, or (B) a majority of the members of the Board of Directors of the Bank or the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Bank or the Corporation prior to the date of the appointment or election, provided that this subsection is inapplicable where a majority shareholder of the corporation is another corporation.

(c)	A change in the ownership of a substantial portion of the assets of the Bank or the Company occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vii)(C))

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acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Bank or the Company. For purposes of this Agreement, “gross fair market value” means the value of the assets of the Bank or the Company, or the value of the assets being disposed of, without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(d)	For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulations section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

1.9	“Disability” means, with respect to Executive, that, in the good faith determination of the Board of Directors, Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank, or (iii) determined to be totally disabled by the Social Security Administration.

1.10	“Executive” means Alvin B. Parmiter, who has been selected and approved by the Board of Directors to participate in the Plan.

1.11	“Good Reason” shall mean: (i) a material diminution in Executive’s base salary; (ii) a material diminution in Executive’s authority, duties, or responsibilities; or (iii) a material change in the geographic location at which Executive must perform his duties to the Bank; provided, however, that any such occurrence shall not be deemed a “Good Reason” if Executive consents thereto. A termination by Executive shall not constitute Good Reason unless Executive shall first have delivered to the Bank written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event), and the Bank has failed within 60 days of such notice to correct the circumstance that would otherwise constitute Good Reason.

1.12	“Involuntary Separation from Service” is a Separation from Service that is not voluntary, other than a Separation from Service for Cause or due to death, provided, however, that an Involuntary Separation from Service includes a resignation for Good Reason.

1.13	“Normal Retirement Age” means age 65.

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1.14	“Payout Period” means the time frame during which the benefits payable hereunder shall be distributed. The Payout Period shall be for a period of fifteen (15) years, commencing on Executive’s Benefit Eligibility Date specified in Section 1.5 of the Plan.

1.15	“Present Value” means the present value, as of a specified date, of a stream of payments payable to Executive or his Beneficiary. For these purposes, Present Value shall be determined each calendar year by applying a discount factor equal to the discount rate determined as of the immediately preceding December under the Citigroup Pension Liability Index (“CPLI”) or such other rate as determined by the Committee from time to time and set forth in a written resolution.

1.16	“Separation from Service” (or “Separated from Service”) means Executive’s retirement or other termination of employment with the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of the leave does not exceed six months or, if longer, so long as Executive’s right to reemployment is provided by law or contract. If the leave exceeds six months and Executive’s right to reemployment is not provided by law or by contract, then Executive shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after that date (whether as an employee or as an independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or the lesser period of time in which Executive performed services for the Bank). The determination of whether Executive has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

1.17	“Specified Employee” means an individual who also satisfies the definition of “key employee” as that term is defined in Code Section 416(i) (without regard to paragraph (5) thereof). In the event Executive is a Specified Employee, no distribution shall be made to such Executive upon Separation from Service (other than due to death or Disability) prior to the date which is six (6) months following Separation from Service.

1.18	“Survivor’s Benefit” means the benefit payable to Executive’s Beneficiary following his death in accordance with Section 2.3 of the Plan.

1.19	“Unforseeable Emergency” means a severe financial hardship to Executive resulting from an illness or accident of Executive, Executive’s spouse, dependent (as defined in Code Section 152 without regard to section 152(b)(1), (b)(2) and (d)(1)(B)) or beneficiary; loss of Executive’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the

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service provider. Following are examples of items that will qualify as an Unforseeable Emergency: (i) the imminent foreclosure of or eviction from Executive’s primary residence; (ii) the need to pay for medical expenses, including nonrefundable deductibles, as well as the costs of prescription drug medication; (iii) the need to pay for the funeral expenses of a spouse, a beneficiary or a dependent. The purchase of a home and payment of college tuition are not Unforseeable Emergencies. Whether Executive has an Unforseeable Emergency within the meaning of Code Section 409A is to be determined based on the relevant facts and circumstances, but in any case, a distribution on account of an Unforseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of Executive’s assets, to the extent the liquidation of such assets would not cause severe financial hardship.

ARTICLE II

BENEFITS

2.1	Benefit on Separation from Service on or after Normal Retirement Age.

If Executive experiences a Separation from Service after reaching his Normal Retirement Age, Executive shall be entitled to an annual benefit equal to $50,000. The benefit under this Section 2.1 shall commence on Executive’s Benefit Eligibility Date specified in Section 1.5(a) of the Plan and shall be payable in monthly installments over the Payout Period specified in Section 1.14 of the Plan.

2.2	Separation from Service Before Normal Retirement Age.

If Executive experiences a Separation from Service prior to the attainment of his Normal Retirement Age (other than due to Cause, death or Disability), Executive shall be entitled to the Accrued Benefit payable commencing on the Benefit Eligibility Date specified in Section 1.5(b) of the Plan and payable in annual installments over the Payout Period specified in Section 1.14 of the Plan.

2.3	Survivor’s Benefit.

(a)	If Executive dies prior to Separation from Service, Executive’s Beneficiary shall be entitled to the Survivor’s Benefit. The Survivor’s Benefit shall equal the Accrued Benefit. The Survivor’s Benefit shall commence on the Benefit Eligibility Date in Section 1.5(c) and shall be payable over the Payout Period specified in Section 1.14 of the Plan.

(b)	If Executive dies following a Separation from Service after reaching his Normal Retirement Age but prior to the commencement of benefit payments to Executive, Executive’s Beneficiary shall be entitled to the benefit payments that would have been made to Executive at the same time and in the same amounts they would have been paid to Executive had Executive survived for a period of fifteen (15) years (15 annual installments). If Executive dies following a Separation of Service and after the commencement of benefit payments, Executive’s

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Beneficiary shall be entitled to the remaining benefit payments at the same time and in the same amounts they would have been paid to Executive had Executive survived for fifteen (15) years following his Separation from Service and received 15 annual installments. For the avoidance of doubt, if Executive had received 15 annual installments at the time of his death, his Beneficiary will not be entitled to any benefit payments following the death of Executive. If Executive had received 10 annual installments at the time of his death, his Beneficiary would be entitled to 5 annual installments following the death of Executive. No benefits will be paid from the Plan following the death of Executive’s Beneficiary regardless of whether the death occurs before the payment of 15 annual installments.

2.4	Benefit on Disability. If Executive suffers a Disability prior to his Normal Retirement Age, Executive shall be entitled to receive the benefit due under Section 2.1 of the Plan, as if Executive has attained his Normal Retirement Age, commencing on the Benefit Eligibility Date set forth in Section 1.5(d) of the Plan and paid over the Payout Period specified in Section 1.14 of the Plan.

2.5	Benefit Payable in Connection with a Change in Control.

(a)	In the event a Change in Control, Executive shall be entitled to the benefit that otherwise would be due under Section 2.1 of the Plan as if Executive has attained his Normal Retirement Age. Unless otherwise made pursuant to paragraph (b) of this Section 2.5, the benefit shall be paid in accordance with the time and form provided for in Sections 2.1, 2.2, 2.3 or 2.4, as applicable.

(b)	If a Change in Control occurs followed by Executive’s Involuntary Separation from Service or resigns for Good Reason within two (2) years of the Change in Control and prior to Executive’s Normal Retirement Age, Executive shall be entitled to the Present Value of the benefit due under Section 2.5(a), payable commencing on the Benefit Eligibility Date specified in Section 1.5(e) and payable in over the Payout Period specified in Section 1.14 of the Plan.

2.6	Termination for Cause. Notwithstanding any other provision of this Plan to the contrary, if Executive is terminated for Cause all benefits under this Plan shall be forfeited by Executive and Executive’s participation in this Plan shall become null and void.

2.7	Benefit Payable due to Unforseeable Emergency. In the event Executive has an Unforseeable Emergency, Executive may file a written request with the Administrator for a hardship distribution. The request shall set forth the particulars of the need for the hardship distribution and shall certify that Executive is unable to satisfy the need through reimbursement or compensation from insurance or otherwise, or by liquidation of Executive’s assets, other than a liquidation that would itself result in a hardship to Executive. Within thirty (30) days of receipt of the request, the Administrator shall, based on the facts and circumstances, determine if Executive’s hardship constitutes an Unforseeable Emergency within the meaning of Code Section 409A. If Executive’s hardship is deemed to be an Unforseeable Emergency, the Administrator shall make a

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lump sum distribution to Executive of an amount necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution). If an Unforseeable Emergency distribution is made, the Administrator will take into consideration the distribution and will offset the distribution from any payments made to Executive under Sections 2.1, 2.2, 2.3, 2.4 or 2.5 hereof. The offset will be determined by increasing the lump sum distribution made due to the Unforseeable Emergency by the discount factor (set forth in Section 1.15) from the date of the Unforseeable Emergency distribution until the date on which the distributions commence under any other Section in this Article II and then annuitizing the amount so determined over the Payout Period and subtracting such amount from the benefit then payable.

ARTICLE III

BENEFICIARY DESIGNATION

Executive shall make an initial designation of primary and any secondary Beneficiary(ies) upon initial participation in the Plan by completion of a Beneficiary form substantially in the form attached as Exhibit A, and shall have the right to change the designation, at any subsequent time. Any Beneficiary designation shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

ARTICLE IV

EXECUTIVE’S RIGHT TO ASSETS,

ALIENABILITY AND ASSIGNMENT PROHIBITION

At no time shall Executive be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Bank. The rights of Executive, any Beneficiary, or any other person claiming through Executive under this Plan, shall be solely those of an unsecured general creditor of the Bank. Executive, the Beneficiary, or any other person claiming through Executive, shall only have the right to receive from the Bank those payments so specified under this Plan. Neither Executive nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

ARTICLE V

ERISA PROVISIONS

5.1	Named Fiduciary and Administrator. The Bank shall be the “Named Fiduciary” and Administrator of this Plan. As Administrator, the Bank shall be responsible for the management, control and administration of the Plan as established herein. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

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5.2	Claims Procedure and Arbitration. In the event that benefits under this Plan is not paid to Executive (or to his Beneficiary in the case of Executive’s death) and the claimant(s) feel he or they are entitled to receive the benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within thirty (30) days of receipt of such claim, its specific reasons for such denial, reference to the provisions of this Plan upon which the denial is based, and any additional material or information necessary for such claimants to perfect the claim. The written notice by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within thirty (30) days of the first claim denial. Claimants may review this Plan or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within thirty (30) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan upon which the decision is based.

No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the provisions set forth in this Section 5.2.

ARTICLE VI

MISCELLANEOUS

6.1	No Effect on Employment Rights. Nothing contained herein will confer upon Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Executive without regard to the existence of the Plan.

6.2	State Law. The Plan is established under, and will be construed according to, the laws of the State of Ohio, to the extent such laws are not preempted by ERISA and valid regulations published thereunder or any other federal law.

6.3	Severability and Interpretation of Provisions. The Bank shall have full power and authority to interpret, construe and administer this Plan and the Bank’s interpretation and construction thereof and actions thereunder shall be binding and conclusive on all persons for all purposes. No employee or representative of the Bank shall be liable to any person for any actions taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own willful misconduct or lack of good faith. In the event that any of the provisions of this Plan or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any provision is found to violate Code Section 409A and would subject Executive to additional taxes and interest on the amounts deferred hereunder, or in the event that any legislation adopted by

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any governmental body having jurisdiction over the Bank would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits under this Plan to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby. In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, this construction shall be made by the Administrator in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

6.4	Incapacity of Recipient. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. The distribution shall completely discharge the Bank for all liability with respect to the benefit.

6.5	Unclaimed Benefit. Executive shall keep the Bank informed of his current address and the current address of his Beneficiaries. If the location of Executive is not made known to the Bank, the Bank shall delay payment of Executive’s benefit payment(s) until the location of Executive is made known to the Bank; however, the Bank shall only be obligated to hold the benefit payment(s) for Executive until the expiration of three (3) years. Upon expiration of the three (3) year period, the Bank may discharge its obligation by payment to Executive’s Beneficiary. If the location of Executive’s Beneficiary is not known to the Bank, Executive and his Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for Executive and/or Executive’s Beneficiary under this Plan.

6.6	Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be personally liable to Executive or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

6.7	Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

6.8	Effect on Other Corporate Benefit Plans. Nothing contained in this Plan shall affect the right of Executive to participate in or be covered by any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

6.9	Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and Executive, his successors, heirs, executors, administrators, and Beneficiaries.

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6.10	Acceleration of Payments. Except as specifically permitted under this Section 6.10 or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made under this Plan. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal Government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of Executive to the Bank; (vii) in satisfaction of certain bona fide disputes between Executive and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

6.11	Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

6.12	12 U.S.C. §1828(k). Any payments made to Executive pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

6.13	Payment of Employment and Code Section 409A Taxes. Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from the distribution. This Plan shall permit the acceleration of the time or schedule of a payment to pay employment-related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

6.14	Successors to the Bank. The Bank, as applicable, will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform the duties and obligations under this Plan in the same manner and to the same extent as the Bank would be required to perform it if no such succession had taken place.

6.15	Legal Fees. In the event Executive retains legal counsel to enforce any of the terms of the Plan, the Bank will pay his legal fees and related expenses reasonably incurred by him, but only if Executive prevails in an action seeking legal and/or equitable relief against the Bank.

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ARTICLE VII

AMENDMENT/TERMINATION

7.1	Amendment. This Plan may be amended or modified at any time, in whole or part, with the mutual written consent of Executive and the Bank. Notwithstanding anything to the contrary herein, the Plan may be amended without Executive’s consent to the extent necessary to comply with existing tax laws or changes to existing tax laws or to amend or terminate the Plan in accordance with Section 7.2 below.

7.2	Termination of Plan.

(a)	Partial Termination. The Board of Directors, at its discretion, may partially terminate the Plan by freezing future accruals if, in its sole judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder, would not be in the best interests of the Bank; provided, however, the Plan may not be partially terminated following a Change in Control without Executive’s consent.

(b)	Complete Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to Executive his benefits as if Executive had terminated employment as of the effective date of the complete termination. A complete termination of the Plan shall occur only under the following circumstances and conditions:

(i)	The Board of Directors may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the benefit is included in Executive’s (or his Beneficiary’s) gross income (and paid to Executive or his Beneficiary) in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(ii)	The Board of Directors may terminate the Plan by Board of Directors action taken months following a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that Executive and all participants under substantially similar arrangements are required to receive all amounts payable under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(iii)	The Board of Directors may terminate the Plan at any time provided that (i) the termination does not occur proximate to a downturn in the financial health of the Bank, (ii) all arrangements sponsored by the Bank that would

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be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if Executive was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangement (e.g., Executive’s benefit); (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if Executive participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE VIII

EXECUTION

8.1	Entire Agreement. This Plan sets forth the entire understanding of the Bank and Executive with respect to the transactions contemplated hereby, and any previous agreements or understandings between them regarding the subject matter hereof are merged into and superseded by this Plan.

8.2	Execution. This Plan shall be executed in duplicate, each copy of which, when so executed and delivered, shall be an original, but both copies shall together constitute one and the same instrument.

[signature page follows]

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IN WITNESS WHEREOF, the Bank has caused this Plan to be executed, effective as of the day and date first above written.

ATTEST:	COMMUNITY SAVINGS

By:

Title:

Date	Date:

ATTEST:	EXECUTIVE

Date	Date:

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